Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Plans To Repurchase $100 million Of Stock By The End

Of 2013

Cambridge, Mass., October 24, 2012 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that its board of directors has authorized a $50 million increase in the company’s stock repurchase program. The move brings the total available authorization to $100 million. The shares may be purchased from time to time in open market or privately negotiated transactions. As of September 30, 2012, Forrester had approximately 22,303,000 shares outstanding.

“The fundamentals of our business are strong, and combined with structural changes we put in place this year to ensure long-term growth, we believe our share price is undervalued based on recent performance,” said Mike Doyle, chief financial officer. “We intend to repurchase up to $100 million of our shares by the end of 2013, subject to market conditions, business opportunities, and unanticipated events. Our sizable cash reserve enables us to buy back shares and build long-term shareholder value without compromising our ability to invest in our business.”

About Forrester Research

Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 17 roles at major companies providing proprietary research, customer insight, consulting, events, and peer-to-peer executive programs. For more than 29 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the amount and timing of the repurchase of Forrester stock and statements about future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2012, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.